Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-13793) and in the related Prospectus and on Form S-8 (Nos. 333-103677, 333-55556, 333-88295, and 333-15113) pertaining to various stock option and stock purchase plans of Candela Corporation of our report dated September 2, 2004, with respect to the consolidated financial statements and schedule of Candela Corporation as of June 28, 2003 and for the two year period then ended included in this Annual Report (Form 10-K) for the year ended July 3, 2004.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 9, 2004